Filed pursuant to Rule 424(b)(3)
                                    Registration Nos. 333-72948 and 333-72948-01


Prospectus Supplement No. 2 dated March 8, 2002
to Prospectus dated February 13, 2002



                                 $1,800,000,000

                             [Nortel Networks Logo]

                           Nortel Networks Corporation

                     4.25% Convertible Senior Notes Due 2008

                     fully and unconditionally guaranteed by

                             Nortel Networks Limited

                                       and

                           Nortel Networks Corporation

                           Common Shares Issuable upon

                             Conversion of the Notes

                                  -------------

         This prospectus supplement relates to the accompanying prospectus dated February 13, 2002 relating to the offer and sale from time to time of up to $1,800,000,000 principal amount of 4.25% Convertible Senior Notes Due 2008 of Nortel Networks Corporation (and related guarantee of Nortel Networks Limited) and the common shares of Nortel Networks Corporation issuable upon conversion of the notes. The "Selling Securityholders" section of the accompanying prospectus is hereby supplemented to include the information provided below in the table appearing in the "Selling Securityholders" section of this prospectus supplement with respect to entities not previously listed in the accompanying prospectus or the prospectus supplement no. 1 dated Febaruary 25, 2002 and, as indicated, to supercede the information previously included in the table appearing in the "Selling Securityholders" section of the accompanying prospectus or the prospectus supplement no. 1 dated February 25, 2002.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the accompanying prospectus dated February 13, 2002, including any amendments or supplements thereto. The terms of the notes are set forth in the accompanying prospectus.

         Selling securityholders listed in this prospectus supplement, the accompanying prospectus, and any other amendments or supplements thereto may offer and sell the notes and the common shares issuable upon conversion of the notes pursuant to this prospectus supplement, the accompanying prospectus, and any other amendments or supplements thereto. Our registration of the notes (and the related guarantee) and the common shares issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common shares.

                             SELLING SECURITYHOLDERS

         The information provided in the table below with respect to each selling securityholder has been obtained from such selling securityholder, except the information contained under the column heading "Number of Common Shares That May Be Sold", which was calculated assuming conversion of the full amount of the notes held by the securityholder at the initial rate of 100 common shares per each $1,000 principal amount of notes.

         J.P. Morgan Securities Inc., Salomon Smith Barney Inc., and TD Securities Inc. have, along with certain of their affiliates, performed in the last three years and may in the future perform financial advisory and investment banking services for us, Nortel Networks Limited and our affiliates. In addition, Citibank N.A. and Citibank Canada, each an affiliate of Salomon Smith Barney Inc., are document agents and lenders under certain of our credit facilities, and BNP Paribas, an affiliate of BNP Paribas Equity Strategies, SNC, and TD Bank, an affiliate of TD Securities Inc., are lenders under certain of our credit facilities. To our knowledge, none of the other selling securityholders listed below has, or within the past three years has had, any position, office or other material relationship with us or Nortel Networks Limited.

         Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or the common shares beneficially owned by them that have been registered by us, the selling securityholders will not own any notes or common shares, other than the common shares appearing under the column entitled "Number of Common Shares Owned Before Offering". We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or common shares. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or the common shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided the information set forth below:



                                                                                   Number of
                                              Principal                             Common        Number of
                                           Amount of Notes    Principal Amount   Shares Owned   Common Shares
                                             Owned Before    of Notes That May      Before       That May Be
                   Name                        Offering           Be Sold          Offering         Sold
                   ----                    ---------------   -----------------   ------------   -------------

  Bancroft Convertible Fund, Inc........         $500,000          $500,000             -            50,000

  BNP Paribas Equity Strategies,
     SNC (2) (3)........................      $33,230,000       $33,230,000         797,828       3,323,000

  Capital Guardian U.S. Equity Master
     Fund(2)............................       $1,164,000        $1,164,000             -           116,400

  Capital Guardian U.S. Value Equity
     Fund(2)............................         $459,000          $459,000         84,600           45,900

  Coastal Convertibles, LTD.............       $1,000,000        $1,000,000             -           100,000

  Ellsworth Convertible Growth and
     Income Fund, Inc. .................         $500,000          $500,000             -            50,000

  GLG Market Neutral Fund...............      $12,500,000       $12,500,000             -         1,250,000

  J.P. Morgan Securities Inc. (1) (3)...      $13,732,000       $13,732,000        1,408,273      1,373,200

  Marion Emerging Growth Fund L.P. .....         $500,000          $500,000             -            50,000

  Merrill Lynch International LTD (1) ..      $19,000,000       $19,000,000             -         1,900,000

  Pensionskasse der EMS-Chemie AG, Domat         $150,000          $150,000             -            15,000

  Salomon Smith Barney Inc. (1) ........       $4,225,000        $4,225,000             -           422,500

  Shelby County Trust Bank as custodian
     for Citizens Security Life
     Insurance Company..................         $400,000          $400,000             -            40,000

  TD Securities Inc. (2) ...............       $9,000,000        $9,000,000        1,192,483        900,000

  Zurich Institutional Benchmarks Master
     Fund Ltd. c/o SSI Investment
     Management Inc. ...................       $1,931,000        $1,931,000             -             193,100

-----------------
         (1) These selling securityholders have identified themselves as registered broker-dealers and, accordingly, underwriters. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.
         (2) These selling securityholders have identified themselves as affiliates of registered broker-dealers. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.
         (3)The information relating to this selling securityholder supercedes the information which was previously included in the accompanying prospectus or the prospectus supplement no. 1 dated February 25, 2002.

         We refer you to the "Selling Securityholders" section of the accompanying prospectus for additional information.